Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Media: Kate Cox 203-352-8630
Investors: Michele Goldstein 203-352-8642

World Wrestling Entertainment, Inc. Reports Q3 Results:
E.P.S. Rises 44% to $0.13; Increases Full-Year EBITDA Guidance

STAMFORD, Conn., Feb. 17, 2004 - World Wrestling Entertainment, Inc. (NYSE:WWE) today announced financial results for its third quarter ended January 23, 2004. The Company reported income from continuing operations of $8.9 million, or $0.13 per share, versus $6.0 million, or $0.09 cents per share in the prior year.

Revenues totaled $79.1 million as compared to $92.6 million in the prior year quarter, a decline of approximately 15%. A significant portion of the decrease is due to the fact that during the fiscal quarter, the Company aired only two pay-per-view events as compared to three in the year-ago quarter. Revenues for our January 25, 2004 pay-per-view event, Royal Rumble, which will be recorded in our fiscal fourth quarter, are estimated to be approximately $8.8 million. In addition, revenues from our live events were down approximately 27% primarily as a result of lower attendance, due in part to fewer events held during the current quarter.

EBITDA was $15.1 million in the current quarter as compared to $11.4 million in the prior year quarter. The increase in EBITDA was attributable to a significant reduction in our selling, general and administrative costs as well as increased profitability across much of our branded merchandise businesses and the change in our arrangement with UPN for our SmackDown! program. EBITDA attributable to our January 2004 pay-per-view event, Royal Rumble, which will be reflected in our fiscal fourth quarter, is estimated to be approximately $5.3 million.

“Results for the third quarter exceeded our expectations. Improved operating results across our television, advertising and home video businesses coupled with a continued decrease in our overhead contributed to a strong and profitable quarter. Management remains focused on execution and continuing to improve our profitability,” said Linda McMahon, WWE CEO. “The success of the Royal Rumble pay-per-view, coupled with the buzz being generated around WrestleMania XX, our much anticipated, sold-out pay-per-view event at Madison Square Garden on March 14, indicates significant momentum going into our fourth quarter. We’ve had a solid fiscal year so far, and I’m excited by the prospects of a strong fourth quarter. In particular, WrestleMania XX is shaping up to be something special and a must-see event in 2004.”

Operating income for the quarter was $12.2 million versus $8.8 million in the prior year quarter. Net income was $8.9 million, or $0.13 per share, as compared to a net loss of $16.0 million, or a net loss of $0.23 per share, in the prior year quarter. Included in the prior year quarter was an impairment charge of $32.9 million ($20.4 million, net of tax) related to the Company’s New York restaurant.

Results By Business Segment

Live and Televised Entertainment

Revenues from the Company’s Live and Televised businesses were $55.6 million for the current quarter as compared to $71.0 million in the prior year quarter.

•	Pay-Per-View revenues were $13.2 million versus $21.2 million in the prior year quarter. In the third quarter of fiscal 2004, two pay-per-view events were produced as compared to three in the prior year quarter due to the timing of our third quarter end as compared to the air date of our January program. The Company will produce 12 pay-per-view events in fiscal 2004.

•	Total domestic pay-per-view buys for the quarter were 0.8 million as compared to 1.3 million in the prior year quarter.

•	Buys for our November 2003 event Survivor Series were 0.4 million as compared to 0.3 million in the prior year while buys for Armageddon in December 2003 were 0.2 million as compared to 0.3 million in the prior year.

•	Buys for our January 2004 event, Royal Rumble, are currently estimated to be approximately 0.5 million and will be recorded in our fourth fiscal quarter as compared to 0.4 million in the prior year third quarter.

•	Live Event revenues were $11.7 million as compared to $16.0 million in the third quarter of last year.

•	There were 74 events, including 3 international events, during the quarter as compared to 79 events, including 7 international events, during the same period last year.

•	Average attendance for our domestic live events was approximately 4,000 this quarter as compared to approximately 4,300 in the prior year quarter while average attendance for our international live events was 8,700 in the current quarter as compared to 9,100 in the prior year quarter.

•	The average ticket price decreased to approximately $37.90 as compared to approximately $41.70 in the prior year quarter.

•	Television Advertising revenues were $11.7 million as compared to $17.5 million in the prior year quarter. Commencing with the new television season, which began September 29, 2003, UPN began to sell the inventory related to our SmackDown! program and to pay us a rights fee. The decline in advertising revenues was due to this new arrangement, offset partially by increased advertising revenues from our Spike TV programming.

•	Average household ratings for our RAW program were 3.6 for the current quarter as compared to 3.5 for the prior year quarter.

•	Average household ratings for our SmackDown! program remained consistent with a 3.4 for the current quarter and the prior year quarter.

•	Raw continues to be the top rated regularly scheduled primetime program on ad-

supported cable television while SmackDown! has consistently been the top rated program on UPN since its premiere in 1999.

•	Television Rights Fees revenues were $19.0 million as compared to $16.2 million in the prior year quarter. The increase was due primarily to rights fees received under the new UPN contract as well as from new international distribution contracts. The prior year quarter included approximately $2.7 million related primarily to rights fees from our former MTV reality series, Tough Enough, executive producer fees for a feature film and one additional television special.

Branded Merchandise
Revenues from the Company’s Branded Merchandise businesses were $23.5 million versus $21.6 million in the prior year quarter.

•	Merchandise revenues were $4.3 million as compared to $5.0 million in the prior year quarter. The decrease was due in part to a change that occurred in fiscal 2004 from the direct sale of our merchandise to a licensing arrangement for merchandise sold at our Canadian and International events. In addition, revenues decreased due to the fewer live events held in the quarter as compared to the prior year.

•	Publishing revenues were $3.0 million as compared to $4.0 million in the prior year quarter. The decrease was due to a decrease in both newsstand and subscription units sold for our RAW and SmackDown! branded magazines.

•	Home Video revenues were $3.7 million as compared to $2.7 million in the prior year quarter, the increase due primarily to a 29% increase in units sold.

•	Our recent 3 DVD set titled The Ultimate Ric Flair Collection sold approximately 89,000 units during the current quarter.

•	Licensing revenues were $10.9 million as compared to $8.4 million in the prior year quarter. The increase was due primarily to increased book publishing revenues.

•	Titles released this quarter included The Stone Cold Truth, which has spent the last three months on the New York Times Best-Seller list, and Unscripted, a glossy photo coffee table book.

Profit Contribution (Net revenues less cost of revenues)
Profit contribution for the quarter was $35.0 million as compared to $35.9 million in the prior year quarter. Total profit contribution margin was approximately 44% for the current quarter as compared to 39% for the prior year quarter.

The profit contribution margin for the Live and Televised businesses was approximately 40% for the current quarter as compared to 37% in the prior year quarter. The profit margin for the current period was favorably impacted by the change in our UPN agreement and decreased television production costs.

The profit contribution margin for the Branded Merchandise businesses was approximately 54% for the current quarter as compared to 45% in the prior year quarter. The increase is due primarily to higher licensing, merchandise and home video margins.

Selling, general and administrative expenses
SG&A expenses decreased by $5.5 million for the quarter to $18.9 million as compared to $24.4 million in the prior year quarter. SG&A expenses decreased primarily due to lower professional fees and, to a lesser extent, the favorable impact of the cost cutting measures taken during fiscal 2003. The prior year included a $1.5 million expense for a proposed litigation settlement as well as $0.7 million related to the termination of a lease for additional office space.

Stock compensation costs
Stock compensation costs were $1.0 million for the current quarter. During the third quarter, we completed an exchange offer that gave all active employees and independent contractors that held options with a grant price of $17 or higher the ability to exchange options, at a 6 to 1 ratio, for restricted stock units, or, for holders with fewer than 25,000 options, for cash at a 25% discounted rate. Overall, 4.2 million options were eligible for the offer, of which 4.1 million were exchanged for either cash or restricted stock units. As a result of the offer, we will record a total charge of $6.7 million, of which approximately $0.9 million was recorded in the current quarter and the remaining charge will be amortized over the 24-month vesting period of the restricted stock units. As of January 23, 2004, after the exchange offer, there were approximately 3.1 million options outstanding at an average exercise price of $12.60 and there were approximately 0.8 million restricted stock units outstanding.

Depreciation and amortization
Depreciation and amortization was $2.9 million for the current quarter as compared to $2.6 million for the prior year quarter.

•	In January 2004, the Company paid $20.1 million to pay off a lease on our corporate jet. The lease, which was the Company’s only synthetic lease, had previously been accounted for as an operating lease. The transaction will be accounted for as a capital acquisition in the current period. In addition, this transaction should result in a reduction in the Company’s net financing costs.

•	The purchase price of the jet, net of a $9.5 million estimated residual value, will be depreciated over a 10 year period commencing in February 2004.

Discontinued Operations
The discontinued operations of The World was a loss of $0.1 million, after tax, as compared to a loss of $22.0 million, after tax, in the prior year quarter. Included in the prior year quarter was a charge of $32.9 million ($20.4 million, net of tax) as a result of impairment tests conducted on goodwill and other long-lived assets related to The World.

Nine months ended results
Total revenues through the first nine months of fiscal 2004 were $248.2 million as compared to $268.3 million in the prior year period. EBITDA was $49.7 million for the nine month period as compared to $22.0 million in the prior year period. EBITDA for the current year period included $5.9 million related to the favorable settlement of litigation. EBITDA for the prior year period included $3.9 million in net unfavorable settlements of litigation. Operating income for the current period was $41.1 million versus $15.3 million in the prior year period. Net income was $28.7 million, or $0.42 per share, as compared to a net loss of $15.1 million, or $0.21 per share, in the prior year period. Included in net loss for the prior year was a $25.2 million loss after tax from discontinued operations related to the Company’s New York restaurant.

Free cash flow (net cash provided by continuing operations less cash used for capital expenditures) for the nine months ended January 23, 2004 was $46.5 million as compared to $15.1 million for the prior year.

Fiscal 2004 Outlook
The Company has updated its outlook for fiscal 2004 and accordingly, now anticipates that its net revenue results will be between $335.0 and $350.0 million as compared to $325.0 and $350.0 million previously. The Company’s EBITDA range was increased by $2.5 million and is currently estimated to be between $57.5 and $62.5 million; and income from continuing operations is currently estimated to be between $32.0 and $34.5 million, or between $0.48 and $0.50 per share, an increase from $0.45 to $0.48 per share.

Note: World Wrestling Entertainment, Inc. will host a conference call on Wednesday, February 18, 2004 at 1:00 p.m. ET to discuss the Company’s third quarter earnings results for fiscal year 2004. All interested parties can access the conference call by dialing 800-895-0198 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.

World Wrestling Entertainment, Inc. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn. Additional information on the Company can be found at wwe.com and corporate.wwe.com. For additional information on WrestleMania XX, to be broadcast live on pay-per-view from Madison Square Garden in New York City on March 14, 2004, go to wrestlemania.wwe.com. Information on television ratings and community activities can be found at parents.wwe.com.

Trademarks: The names of all World Wrestling Entertainment televised and live programming, talent names, images, likenesses, slogans and wrestling moves and all World Wrestling Entertainment logos are trademarks, which are the exclusive property of World Wrestling Entertainment, Inc.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.

World Wrestling Entertainment, Inc.
Consolidated Statements of Operations
(dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 23,	January 24,	January 23,	January 24,
	2004	2003	2004	2003
Net revenues	$79,070	$92,565	$248,176	$268,337
Cost of revenues	44,055	56,711	145,543	175,501
Selling, general and administrative expenses	18,873	24,409	51,635	70,831
Stock compensation costs	1,011	—	1,327	—
Depreciation and amortization	2,942	2,641	8,538	6,731

Operating income	12,189	8,804	41,133	15,274
Interest and other, net	2,111	668	4,898	680

Income before income taxes	14,300	9,472	46,031	15,954
Provision for income taxes	5,372	3,484	17,411	5,851

Income from continuing operations	8,928	5,988	28,620	10,103
(Loss) income from discontinued operations	(76)	(21,988)	32	(25,178)
Net income (loss)	$8,852	$(16,000)	$28,652	$(15,075)

Earnings (loss) per share — Basic and Diluted:
Continuing operations	$0.13	$0.09	$0.42	$0.14

Discontinued operations	—	$(0.31)	—	$(0.36)

Net income (loss)	$0.13	$(0.23)	$0.42	$(0.21)

Weighted average common and common equivalent shares:
Basic	68,394,341	70,407,085	68,602,818	70,633,799

Diluted	68,767,927	70,407,085	68,822,331	70,633,799

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	As of	As of
	January 23,	April 30,
	2004	2003
ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$70,367	$128,473
Short-term investments	196,321	142,641
Accounts receivable, net	39,048	49,729
Inventory, net	999	839
Prepaid expenses and other current assets	19,065	18,443
Assets of discontinued operations	20,844	21,129

Total current assets	346,644	361,254

PROPERTY AND EQUIPMENT — NET	74,895	59,325

INTANGIBLE ASSETS — NET	12,735	12,055

OTHER ASSETS	4,890	4,623

TOTAL ASSETS	$439,164	$437,257

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$821	$777
Accounts payable	15,771	14,188
Accrued expenses and other liabilities	41,232	34,991
Deferred income	20,496	24,662
Liabilities of discontinued operations	8,867	11,554

Total current liabilities	87,187	86,172

LONG-TERM DEBT	8,506	9,126

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Class A common stock	136	182
Class B common stock	548	548
Treasury stock	—	(30,569)
Additional paid-in capital	248,143	297,315
Accumulated other comprehensive (loss) income	(30)	243
Retained earnings	94,674	74,240

Total stockholders’ equity	343,471	341,959

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$439,164	$437,257

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	Nine Months Ended
	January 23,	January 24,
	2004	2003
OPERATING ACTIVITIES:
NET INCOME (LOSS)	$28,652	$(15,075)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Income) loss from discontinued operations, net of tax	(32)	25,178
Depreciation and amortization	8,538	6,731
Amortization of warrants	(836)	(952)
Stock compensation costs	469	—
Change in value of warrants	(422)	—
Recoveries, net of provision for doubtful accounts	(1,994)	1,353
Provision for inventory obsolescence	19	618
Changes in assets and liabilities:
Accounts receivable	12,675	10,806
Inventory	(179)	(314)
Prepaid expenses and other assets	1,628	(2,688)
Accounts payable	1,583	(4,562)
Accrued expenses and other liabilities	6,530	200
Deferred income	(4,969)	2,732

Net cash provided by continuing operations	51,662	24,027
Net cash used in discontinued operations	(2,370)	(7,842)

Net cash provided by operating activities	49,292	16,185

INVESTING ACTIVITIES:
Purchase of property and equipment	(3,485)	(8,885)
Buyout of corporate aircraft lease	(20,122)	—
Purchase of other assets	(1,641)	—
(Purchase) sale of short-term investments, net	(54,239)	93,124

Net cash (used in) provided by continuing operations	(79,487)	84,239
Net cash used in discontinued operations	—	(2,344)

Net cash (used in) provided by investing activities	(79,487)	81,895

FINANCING ACTIVITIES:
Repayment of long-term debt	(576)	(444)
Purchase of treasury stock	(19,182)	(29,477)
Dividends paid	(8,218)	—
Net proceeds from exercise of stock options	65	405

Net cash used in continuing operations	(27,911)	(29,516)
Net cash provided by discontinued operations	—	322

Net cash used in financing activities	(27,911)	(29,194)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(58,106)	68,886
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	128,473	86,397

CASH AND CASH EQUIVALENTS, END OF PERIOD	$70,367	$155,283

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for income taxes, net of refunds	9,771	3,369
Cash paid during the period for interest	585	574

World Wrestling Entertainment, Inc.
Supplemental Information — EBITDA
(dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 23,	January 24,	January 23,	January 24,
	2004	2003	2004	2003
Net income (loss) reported on U.S. GAAP basis	$8,852	$(16,000)	$28,652	$(15,075)
Loss (income) from discontinued operations	76	21,988	(32)	25,178
Provision for income taxes	5,372	3,484	17,411	5,851
Interest and other, net	(2,111)	(668)	(4,898)	(680)
Depreciation and amortization	2,942	2,641	8,538	6,731

EBITDA	$15,131	$11,445	$49,671	$22,005

Non-GAAP Measure:

We define EBITDA as earnings from continuing operations before interest and other, net, income taxes, depreciation and amortization. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s cash flow. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to income from continuing operations, net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information- Free Cash Flow
(dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 23,	January 24,	January 23,	January 24,
	2004	2003	2004	2003
Net cash provided by continuing operations	$17,825	$12,738	$51,662	$24,027
Less cash used for capital expenditures (1):

Purchase of property and equipment	(1,027)	(3,712)	(3,485)	(8,885)
Purchase of other assets	(1,641)	—	(1,641)	—

Free Cash Flow	$15,157	$9,026	$46,536	$15,142

(1)	During the three and nine months ended January 23, 2004, the Company paid $20,122 to pay off a lease on its corporate jet. This amount, which is an unusual, non-recurring item, has been excluded from the calculation.

Non-GAAP Measure:

We define Free Cash Flow as net cash provided by continuing operations less cash used for capital expenditures. Although it is not a recognized measure of performance under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.